Exhibit 10.4

[Crocs Letterhead]

[Date]

[Name]
[Address]

Dear [ ]:

This letter agreement serves as written confirmation of the terms of your severance arrangement with Crocs, Inc. (the “Company”).

1. Your employment is at-will, and either you or the Company may terminate your employment at any time, with or without Cause (as that term is defined below). However, subject to paragraph 2 below, if the Company terminates your employment without Cause (i) at any time prior to December 26, 2014 you will be entitled to receive a severance payment in cash equal to two times the amount of your annual base salary in effect at the time of such termination of employment and (ii) at any time after December 26, 2014, but before December 26, 2015, you will be entitled to receive a severance payment in cash equal to the amount of your annual base salary in effect at the time of such termination of employment (either such amount a “Severance Payment”), less any federal, state or local taxes of any kind required by applicable law to be withheld with respect to such payment and less any other amounts that the Company is legally required to withhold (and any other amounts that you have authorized to be withheld) from such payment.

For purposes of this letter agreement, “Cause” means: (i) your conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by you related to or connected with your employment by the Company; (iii) your material breach of your fiduciary duty to the Company; (iv) your gross negligence or gross misconduct in the performance of duties reasonably assigned to you which causes material harm to the Company; (v) any willful violation by you of the Company’s codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents you from performing your material duties and responsibilities as an employee of the Company.

2. Your entitlement to a Severance Payment is subject to and contingent upon (i) your continued compliance with covenants described in paragraph 3 below and (ii) your timely execution, without subsequent revocation, of a release of claims in favor of the Company and its subsidiaries and affiliates substantially in the form attached to this letter as Exhibit A (the “Release”). To be timely, the Release must become effective (i.e., you must sign it and any revocation period must expire without your revoking the Release) within 60 days, or such shorter period specified in the Release, after your date of termination of employment. Payment of the Severance Payment will be made as soon as practicable after (and in no event later than 61 days after) the Release becomes effective, except that if the period during which you can consider and revoke the Release begins in one calendar year and ends in the subsequent calendar year, payment will not be made until the subsequent calendar year (but not later than March 15 of such calendar year), regardless of when your Release becomes effective. If the Release does not become effective within the time period specified above, then you will not be entitled to any Severance Payment.

3. Covenants

(a) Confidentiality, Non-Competition and Non-Solicitation. You acknowledge and agree that you have had access to and will continue to have access to confidential, proprietary and trade secret information of the Company and also will have access and exposure to Company customers, vendors, employees, contractors, consultants and other third parties with whom the Company has a relationship in the course of performing your responsibilities for the Company, and that such information, contacts and relationships are vital to the Company’s success and provide the Company with a competitive advantage in the market. You and the Company acknowledge that such access is necessary to your ability to perform those responsibilities, that such information, contacts and relationships are valuable assets of the Company, and that the Company has developed and will develop goodwill from this information and these contacts and relationships that also is a valuable asset of the Company. In view of the foregoing and in consideration of the compensation as provided under this letter agreement, you further covenant and agree that:

(i) except as authorized in writing by the Company or as necessary in carrying out your responsibilities for the Company, you will not, either during the period of your employment or at any time thereafter, divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Company that you have acquired or will acquire about the Company, whether developed by yourself or by others, concerning (A) any trade secrets, (B) any confidential, proprietary, or secret designs, inventions, discoveries, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (C) any customer or supplier lists, (D) any confidential, proprietary, or secret development or research work, (E) any strategic or other business, marketing, or sales plans, systems or techniques, (F) any financial data or plans, or (G) any other confidential or proprietary information or secret aspects of the business of the Company. You will refrain from intentionally committing any acts that would materially reduce, and shall take reasonable steps to protect, the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by you of this letter agreement, (B) is independently made available to you in good faith by a third party who has not violated a confidential relationship with the Company, (C) is independently developed by you after your termination of employment with the Company without use or reference to the Company’s confidential information, as shown by documents and other competent evidence in your possession or (D) is required to be disclosed by law or legal process. You understand and agree that your obligations under this letter agreement to maintain the confidentiality of the Company’s confidential information are in addition to any of your obligations under applicable statutory or common law and any prior agreements regarding this subject matter between you and the Company.

(ii) during the time you are employed and for a period of one year following your termination from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, engage in, whether as an owner, consultant, employee, or otherwise, (A) activities competitive with the business activities of the Company in any state, province or like geography where the Company conducted business during your employment with the Company (the “Territory”) or (B) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or serve as a consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or provide counsel or assistance to any person or entity engaged in business that competes with the Company or the Territory;

(iii) during the time you are employed and for a period of one year following your termination from employment with the Company for any reason, you will not without the prior written consent of the Company, directly or indirectly, solicit to hire or hire or attempt to solicit to hire or hire, or cause to be offered employment or other position or role with the Company, either on a full time, part-time or consulting basis, any person who worked as an employee, consultant or contractor of the Company or its affiliates at any time in the six month’s proceeding the date your employment terminated and with whom you had regular contact while employed by the Company. The restrictions set forth in this Paragraph (iii) shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity; and

(iv) during the time you are employed and for a period of one year following your termination from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, (A) solicit, induce, divert, appropriate or accept business of the type in which the Company engaged during your employment on behalf of any other person or entity or (B) attempt to solicit, induce, divert, appropriate or accept on behalf of any person or entity, any business of the type in which the Company engaged during your employment, from any customer or actively sought prospective customer of the Company with whom you have dealt, whose dealings with the Company have been supervised by you or about whom you have acquired confidential information in the course of your employment.

You agree that the foregoing restrictions are reasonable, will not preclude you from finding gainful employment, and are necessary to protect the goodwill, confidential information, and other protectable business interests of the Company. You further agree that the Company would suffer irreparable harm and has no adequate remedy of law should you violate these restrictions and agrees that injunctive relief, in addition to any other damages or relief available to the Company, is appropriate and necessary to protect the Company’s interests.

(b) Enforcement; Remedies.

(i) You acknowledge that the covenants set forth in Paragraphs 3(a)(i), (ii), (iii) and (iv) above impose a reasonable restraint on you in light of the business and activities of the Company. You acknowledge that your expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Paragraphs 3(a)(i), (ii), (iii) and (iv) above by you will cause serious and potentially irreparable harm to the Company. You therefore acknowledges that a breach of any of the provisions in Paragraphs 3(a)(i), (ii), (iii) and (iv) above by you cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this letter agreement and from the harm which this letter agreement is intended to prevent. By reason thereof, you acknowledge that the Company is entitled, in addition to any other remedies it may have under this letter agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this letter agreement. You acknowledge, however, that no specification in this letter agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this letter agreement by you. In the event of a breach or violation by you of any of the provisions of Paragraphs 3(a)(i), (ii), (iii) and (iv) above, the running of the term shall be tolled with respect to you during the continuance of any actual breach or violation.

(ii) In the event that any provision or term of Paragraphs 3(a)(i), (ii), (iii) and (iv) above, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Paragraph 3 is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. Such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, because each of your obligations in Paragraphs 3(a)(i), (ii), (iii) and (iv) above is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

4. This letter agreement and the Separation Payments provided for under this letter agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding any other provision of this letter agreement to the contrary, this letter agreement shall be interpreted, operated and administered in a manner consistent with such intention.

5. If you have signed a Participation Agreement under the Company’s Change in Control Plan (the “Plan”), this letter agreement will terminate upon a “Change in Control” as defined in the Plan and the provisions of the Plan will govern any severance or other termination benefits.

6. This letter agreement will be governed by and construed under and the rights of the parties determined in accordance with the internal, substantive laws of the State of Colorado (without reference to the choice of law provisions of the State of Colorado or of any other jurisdiction that would result in the application of the laws of any other jurisdiction).

[Remainder of page intentionally left blank.]

If you agree to the terms of this letter agreement, please sign and date below and return a copy of the fully executed letter to the Company.

Very truly yours,

[Name]
[Title]

ACCEPTED AND AGREED:

[Name of Employee]
Date:

CONFIDENTIAL GENERAL RELEASE

This Confidential General Release (“Release”) is entered into between [Employee] (hereinafter “Employee”) and Crocs, Inc. (hereinafter the “Company”), hereinafter collectively referred to as the “Parties.”

WHEREAS, Employee’s employment with the Company terminated effective as of [            ];

WHEREAS, Employee and the Company entered into a severance letter agreement dated [            ] (the “Agreement”); and

WHEREAS, Employee and the Company desire to resolve any claims or disputes Employee may have that exist at the time this Release is executed by the Parties.

Therefore, in consideration of all mutual promises contained herein and in the Agreement other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Employee and the Company as follows:

1. Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation:

(a)	any and all claims arising out of or relating to Employee’s employment with or separation from the Company;

(b)	any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), breach of fiduciary duty, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(c)	any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the company, vacation pay, personal time off, sick pay, fringe benefits, 401K match, expense reimbursements, or any other form of payment;

(d)	any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment including, but not limited to, the Americans with Disabilities Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; Employee Retirement Income Security Act of 1974; the Labor Peace Act; the Lilly Ledbetter Equal Pay Act; the Colorado Anti-Discrimination Act; the Colorado Wage Act; the Colorado Minimum Wage Act and Minimum Wage Order 28, and any similar or comparable state, local or municipal statutes or ordinances;

(e)	any and all claims arising out of any other federal, state or local law, rule, regulation or ordinance; and

(f)	any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees and costs.

Employee agrees that the release set forth in this Paragraph 1 shall be and remain in effect in all respects as a complete general release as to the matters released. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Release shall serve as a complete defense to such claims and in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Release shall serve as a bar to any monetary recovery by Employee. Employee shall be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in defending against a claim brought or pursued by Employee in violation of this Release.

Notwithstanding the foregoing, the release set forth in this Paragraph 1 does not (i) preclude Employee from any action to enforce any of the terms of the Agreement, (ii) release any rights arising under, or preserved by, the Agreement, or (iii) preclude Employee’s ability to assert his rights for indemnification and advancement of expenses from the Company pursuant to the Company’s director and officer liability Insurance certificate of incorporation or bylaws, or any indemnification agreement or arrangement between the Company and Employee.

2. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.

3. Employee has not assigned any claims or rights released in this Agreement.

4. Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing preparing or reporting of any disparaging remarks regarding Releasees, via the Internet or any news media.

5. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.

6. The consideration stated herein and in the Agreement is contractual and not merely a recital. The Parties hereto execute and deliver this Release after being fully informed of its terms, contents and effects. The Parties acknowledge that this Release is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Release, and that, in the event of a dispute, the Release should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Release.

7. This Release shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Release by both Parties, except for Employee’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.

8. Employee acknowledges:

(a)	By executing this Release, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

(b)	That this Release has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;

(c)	That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA;

(d)	That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Release is executed;

(e)	That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;

(f)	That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Release;

(g)	That Employee has been given a period of 21 days from the date on which Employee receives this Release, not counting the day upon which Employee receives the Release, within which to consider whether to sign this Release;

(h)	That if Employee wishes to execute this Release prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 8, Employee may do so;

(i)	That Employee has been given a period of 7 days following the execution of this Release to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA; and

(j)	To revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address:

Daniel Hart

Executive Vice President and

Chief Legal and Administrative Officer

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, CO 80503

(k)	That this Release becomes null and void and of no further effect if Employee has not executed and returned this Release within twenty-one (21) days after the date on which Employee receives this Release.

(l)	Employee agrees that any modifications, material or otherwise, made to this Release, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

9. This Release may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained by facsimile shall constitute effective execution of this Release.

10. Employee and the Company agree that all the terms of this Release are contained in this document, that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns, that the Release shall be governed by Colorado law, and that the provisions of this Release are severable, so that if any paragraph of this Release is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

Accepted and agreed as of this [                    ] day of [                    ], [                    ].

[Name of Employee]

CROCS, INC.

By:
Name:
Its: